SALES CONTRACT


                                     BETWEEN


              LITTON SYSTEMS, INC., AMECOM DIVISION (LITTON AMECOM)

                                       AND

                    SPACE TECHNOLOGY DEVELOPMENT CORP. (STDC)




















                       CONTRACT NUMBER: STDC-NEMO-98-0009
                             Dated: 29 October 1998


STDC-NEMO-98-0009                                                                                  PAGE

Table of Contents

1     RECITALS                                                                                      1

2     ABBREVIATIONS AND DEFINITIONS                                                                 1

3     SCOPE, DELIVERABLES & PRICES                                                                  2

3.1      SCOPE                                                                                      2

3.2      DELIVERABLES AND PRICES                                                                    3

3.3      PROCEDURES FOR DELIVERY ORDERS  (CLIN 6)                                                   3

3.4      COMPENSATION -LABOR HOURS  (DELIVERY ORDERS)                                               4

3.5      ADDITION OR SUBSTITUTION OF PERSONNEL  (CLIN 6)                                            5

3.6      TERMINOLOGY AND ORDER OF PRECEDENCE (CLIN 6)                                               6

3.7      DOCUMENTATION                                                                              6

3.8      INSPECTIONS                                                                                7

3.9      QUALITY CONTROL                                                                            7

4     TYPE OF CONTRACT                                                                              7

5     EFFECTIVE DATE                                                                                8

6     SHIPPING AND DELIVERY                                                                         8

7     FORCE MAJEURE                                                                                 10

8     PAYMENT                                                                                       10

9     CONFORMITY TO THE SPECIFICATION                                                               11

10    ADMINISTRATION AND ACCOUNTING PROCEDURES (GFDC)                                               11

11    PATENTS  (GFDC)                                                                               12

12    FOREIGN ACCESS TO TECHNOLOGY  (GFDC)                                                          14

13    LIABILITY  (GFDC)                                                                             16

14    SECURITY  (GFDC)                                                                              17

15    REPORTING REQUIREMENTS  (GFDC)                                                                18

16    DATA RIGHTS  (GFDC)                                                                           19

16.1        Definitions                                                                             20

16.2        Government Rights in Subject Technical Data and Copyright                               21

16.3        Government Rights in Non-Subject Technical Data                                         21

16.4        LITTON AMECOM Rights in Technical Data and Copyright                                    21

16.5        STDC Rights in Subject Technical Data                                                   21

16.6        STDC Rights in Non-Subject Technical Data                                               21

16.7        Release From Liability                                                                  22


16.8        Lower Tier Agreements                                                                   22

16.9        Use and Non-Disclosure Agreement                                                        22

16.10       Markings                                                                                23

17    WARRANTY                                                                                      24

18    LIMITATION OF LIABILITY                                                                       24

19    RESOLUTION OF DISPUTES AND CHOICE OF LAW                                                      24

20    SEVERABILITY                                                                                  25

21    NOTICES                                                                                       25

22    ASSIGNMENT                                                                                    26

23    DISCLOSURE AND PROTECTION OF INFORMATION                                                      26

24    CHANGES                                                                                       26

25    TERMINATION FOR CAUSE.                                                                        27

26    TERMINATION FOR CONVENIENCE                                                                   28

27    MODIFICATIONS                                                                                 28

28    WAIVER                                                                                        28

29    NEWS RELEASES                                                                                 28

30    INCORPORATION BY REFERENCE                                                                    29

31    GOVERNING LAW                                                                                 29

32    ENTIRE AGREEMENT AND ORDER OF PRECEDENCE  (CLINs 1, 2, 3, 4, 5 and Option CLIN 6)             29


           Sales Contract for tasks to be performed in support of the
                         Navy EarthMap Observer Program


THIS SALES CONTRACT FOR TASKS TO BE PERFORMED IN SUPPORT OF THE NAVAL EARTH MAP OBSERVER (NEMO) PROGRAM (hereinafter referred to as the "Contract") is made and entered into this 29th day of October 1998, (hereinafter referred to as the "Effective Date") by and between Space Technology Development Corporation (hereinafter referred to as "STDC"), a Virginia Corporation, having its offices at 100 North Pitt Street, Suite 403, Alexandria, VA 22314, and LITTON SYSTEMS, INC., AMECOM DIVISION (hereinafter referred to as "LITTON AMECOM"), a Maryland Corporation, having its offices at 5115 Calvert Road, College Park, Maryland 20740-3898.

--------------------------------------------------------------------------------
1.   RECITALS
--------------------------------------------------------------------------------

This agreement is made with reference to the following facts and objectives:

WHEREAS, STDC has plans to construct, launch, and operate a series of remote sensing satellites in support of its Navy EarthMap Observer Program (NEMO);

WHEREAS, LITTON AMECOM is designing, developing, testing and producing On-Board Processing Electronics, Brassboard Engineering Models, Command Telemetry and Data Handling Software, Attitude Control Software and Test Equipment described further herein which can be used in support of the NEMO Program;

WHEREAS, STDC and LITTON AMECOM have determined that they will mutually benefit by entering into this Sales Contract for the work described herein.

NOW THEREFORE, in consideration of the covenants and mutual promises contained herein, the parties agree as follows:


--------------------------------------------------------------------------------
2.   ABBREVIATIONS AND DEFINITIONS
--------------------------------------------------------------------------------

2.1      NEMO - Navy EarthMap Observer
2.2      FFP - Firm Fixed Price
2.3      Effective  Date - The  last  signature  date of this  Contract
2.4      GFDC - Government Flow Down Clause
2.5      MAC - Months after Contract Effective Date

2.6 Other Transaction - The Agreement between ONR and STDC to develop the Navy EarthMap Observer dated 11 December 1997.

2.7 Invention - Any invention or discovery that is or may be patentable or otherwise protectable under Title 35 of the United States Code.

2.8 Subject Invention - Means any invention of LITTON AMECOM conceived or first actually reduced to practice in the performance of work under this Contract.

2.9 Made - When used in relation to any invention means the conception or first actually reduced to practice in the performance of work under this contract.

2.10     SDR - Systems Design Review
2.11     PDR - Preliminary Design Review
2.12     CDR - Critical Design Review
2.13     TRR - Test Readiness Review
2.14     MRR- Mission Readiness Review
2.15     PMR - Program Management Review
2.16     TIMs - Technical Interchange Meetings
2.17     DRD - Data Requirement Description
2.18     ICD - Interface Control Document
2.19     I&T - Integration and Testing
2.20     CPET - Combined Performance and Environmental Test
2.21     NRL - Naval Research Lab

--------------------------------------------------------------------------------
3.   SCOPE, DELIVERABLES & PRICES
--------------------------------------------------------------------------------
3.1  SCOPE

Overall Program Management for NEMO will be performed by STDC in conjunction with its partner NRL. STDC and NRL have formed a NEMO Program Office which shall provide all necessary management and planning to meet performance, schedule, interfacing, technical and cost objectives and requirements of the NEMO Program. LITTON AMECOM will support the NEMO Program Office in this effort to ensure all program objectives under their cognizance are met in accordance with CLINs 1, 2, 3, 4, and 5 and delivery orders placed under CLIN 6.

LITTON AMECOM shall perform the tasks and associated efforts to be performed to supply Non-recurring Engineering, A Thermal Vacuum Test to be performed at the Naval Research Laboratory (NRL), a Brassboard Single String, a Flight Unit and technical data for the NEMO Program. The Specification (Attachment A) is the detailed technical description for the products described in CLINs 1, 2, 3, 4, and 5. The Statement of Work (Attachment B) details the specific delivery requirements, services, and reporting requirements necessary to perform the functions for these items and provide other support services. The spacecraft bus will undergo a complete Assembly Integration and Test (AIT) cycle as part of the LS-400 assembly line process. At the completion of this activity, the OBPE will be removed and the bus will be delivered to NRL with verification that interfaces have been checked, verified and proven; the wiring harness having been fully checked out and sensors and actuators have been fully qualified and proven.

LITTON AMECOM will also provide all tooling necessary to accomplish the work delineated by the Attachment A Specification. Furthermore, Attachments A and B are hereby incorporated by reference and made a full and binding part of this contract.

3.2  DELIVERABLES AND PRICES

LITTON AMECOM shall provide on a Firm Fixed price basis under CLINs 1, 2, 3, 4, and 5 the following equipment and support to the NEMO Program in accordance with the contract schedule and the Attachment A Specification and Attachment B Statement of Work:

CLIN 1 - Non-recurring Engineering - $ 1,651,027.00
CLIN 2 - Thermal Vacuum Test conducted at NRL - $17,611.00
CLIN 3 - Brassboard  Single String - $ 979,303.00
CLIN 4 - Flight Unit - $  1,248,973.00
CLIN 5- Technical  Data for CLINs 1- 4 - NSP
CLIN 6 - Technical Support - LITTON AMECOM will provide additional technical support, at the fully burdened rate of $91.00 per hour, beyond what is provided for under the basic contract to support STDC by attending certain meetings, performing special analyses, and/or short term special studies as stated in individual delivery orders. All Delivery Orders shall be placed in accordance with paragraph 3.1 "Procedures for Delivery Orders" and also comply with paragraphs 3.2 and 3.3. STDC is not obligated to place any delivery orders during the term of this contract.

Total FFP for CLINs 1, 2, 3, 4, and 5 is $3,896,914.00

3.3  PROCEDURES FOR DELIVERY ORDERS  (CLIN 6)

3.3.1    Each delivery order shall:
         (a) comply with (3.3.2) below;
         (b) be issued as a delivery order on an STDC Standard Form (Amendment of Solicitation/Modification of Contract) in the case of a modification to an order;
         (c) be identified by this contract number;

         (d) incorporate the terms and conditions of this contract by reference;
         (e) set forth a detailed statement of work and the data to be provided;
         (f) create a Data Requirements Lists for the ordering of such data requirements;
         (g) set forth a  delivery  order  maximum  price;
         (h) set forth packaging (preservation and packing)and marking requirements for deliverables;
         (i) specify  any CFE or CFI  applicable  to that  order;
         (j) set forth STDC's required delivery or performance date and the place of performance, indicating therein LITTON AMECOM's facility to be utilized; and, in the event travel is required in the performance of the work ordered, the locations at which such performance is necessary;
         (k) be signed by the authorized STDC representative;  and
         (l) contain a travel itinerary.

3.3.2 Under no circumstances shall an order or a modification to an order be issued prior to contract issuance.

3.3.3 The estimated delivery order dollars for the cost-type items may not be exceeded in pursuit of technical objective without prior approval of STDC.

3.3.4 The ordering period for this CLIN will be from date of contract award through 60 days past a successful NEMO launch.

3.3.5 LITTON AMECOM shall promptly notify STDC (Ms. Nora Rumpf) if LITTON AMECOM feels they have been tasked with work beyond the contracts SOW which should be covered by a delivery order as provided for herein.

3.4      COMPENSATION - LABOR HOURS  (DELIVERY ORDERS)

3.4.1 STDC will pay LITTON AMECOM for the performance of delivery orders issued under this contract at the rate of $91.00 per man-hour and in accordance with paragraphs 3.4.2 and 3.4.3 of this clause. The hourly rates set forth covers all expenses, including wages, overhead, general and administrative expense, profit, prorated vacation leave, sick leave, and applicable insurance of all kinds and other allowable and allocable costs, excluding any and all travel costs which are reimbursable in accordance with paragraph (c) below. The amounts payable to LITTON AMECOM shall be computed by multiplying the hourly rate set forth by the number of direct labor hours performed.

3.4.2 Travel Costs. LITTON AMECOM shall be reimbursed for travel costs in accordance with FAR 31.205-46 as limited by the Joint Travel Regulations, Volume II and the following: (a) Where official company travel can reasonably be planned in advance so as to take advantage of available discounted standard or coach airfares, any expenses in excess of those discounted fares are to be considered as, and segregated as unallowable costs; and (b) Travel made for personal convenience, including daily travel to and from work, shall not be reimbursed hereunder.

3.4.3 Maximum Ordering. STDC shall not be obligated to pay LITTON AMECOM any amount in excess of the maximum delivery order price set forth in any delivery order issued under this contract. LITTON AMECOM shall not be obligated to continue performance or to incur costs under any delivery order if to do so would exceed the maximum delivery order price set forth in the delivery order unless LITTON AMECOM has been notified in writing by STDC that the maximum delivery order price for the delivery order concerned has been increased by order modification. LITTON AMECOM shall notify STDC in writing if LITTON AMECOM has reason to believe the hourly rate payments, travel costs which will accrue in the performance of the delivery order concerned will exceed the maximum delivery order price set forth in the delivery order, or when added to all other payments and cost previously accrued, will exceed the maximum ordering price set forth in the order. If for any other reason LITTON AMECOM believes that the maximum delivery order price set forth in any delivery order should be increased, LITTON AMECOM shall promptly so notify STDC in writing. The maximum delivery order price of any delivery order may be increased by STDC, at any time during the period covered by this contract. If LITTON AMECOM has reason to believe that the total cost to STDC for the work called for in any delivery order will be substantially less than the maximum delivery order price specified therein, LITTON AMECOM shall promptly so notify STDC in writing. STDC may, based upon such notification, decrease the ceiling price of the delivery order concerned. Any increase or decrease in the maximum order price of any delivery order shall be set forth in a modification to the delivery order.

3.4.4 The term "ceiling price" wherever set forth will be read as "maximum delivery order price" and, when used to refer to Contract Ceiling Price shall be read as "Contract Maximum Ordering Price/Amount." When used in conjunction with delivery order, "ceiling" shall be construed as "maximum" delivery order amount or the "maximum" amount per cost category such as travel, labor, and other direct costs as appropriate.

3.5      ADDITION OR SUBSTITUTION OF PERSONNEL  (CLIN 6)

3.5.1 A requirement of this contract is to maintain stability of personnel proposed in order to provide quality services. LITTON AMECOM shall assign only the key personnel whose resumes were approved by STDC and are listed in Attachment C, "Key Personnel."

3.5.2 LITTON AMECOM agrees that no key personnel substitutions or additions will be made unless necessitated by compelling reasons including, but not limited to, an individual's illness, death, termination of employment, declining an offer of employment (for those individuals proposed as contingent hires), or maternity leave. In such an event, LITTON AMECOM shall promptly provide the information required by paragraph (d) below to the Contracting Officer for approval prior to the substitution or addition of key personnel. Proposed substitutions of key personnel shall meet or exceed the qualifications of personnel for whom they are proposed to replace. Fully compliant requests for substitutions or additions shall be submitted, in writing, to the Contracting Officer for approval at least fifteen working days in advance of the proposed change.

3.5.3 Requests for key personnel changes shall provide a detailed explanation of the circumstances necessitating the proposed substitutions or additions, a complete resume of the proposed change, information regarding the full financial impact of the change, and any other information requested by the Contracting Officer.

3.5.4 Any addition or substitution of key personnel made pursuant to this clause shall result in no increase in the fully burdened hourly rate for the subject category set forth in Article 3. However, such rate may be subject to downward negotiation if the addition or substitution results in a decrease to the rate for the category in which the substitution was made.

3.5.5 Noncompliance with the provisions of this clause will be considered a material breach of the terms and conditions of the contract for which STDC may seek any and all appropriate remedies including Termination for Cause pursuant to the Termination clause.

3.5.6 Any additions or substitutions of key personnel will be approved in writing by STDC by the Contracting Officer and the contract modified to reflect the change.

3.6      TERMINOLOGY AND ORDER OF PRECEDENCE (CLIN 6)

         The term "contract" and "delivery order" when used within a delivery order are considered synonymous terms. The ordering procedures for delivery orders placed under CLIN 6 are of a lesser order of precedence than the "Completion Date" or "Term of Contract" clauses of the contract. LITTON AMECOM is not authorized to incur costs on delivery orders that are not in compliance with any of these clauses in the contract. The Specification, Attachment A, and Statement of Work, Attachment B, for the basic contract take precedence over the statements of work attached to any delivery order, unless otherwise noted.

3.7      DOCUMENTATION

3.7.1 LITTON AMECOM will maintain accurate documentation as necessary to operate, maintain and manage configuration of all systems defined by CLINs 1, 2, 3, and 4 delineated in the Attachment A Specification and Attachment B Statement of Work as being within their scope as defined within this contract. Deliverable data is summarized in Section 2.9.2 of the Statement of Work (Attachment B). Documentation required for work ordered under CLIN 6 (Technical Support) shall be stated within the individual delivery order placed. The actual data delivered to STDC is acceptable in LITTON AMECOM format.

3.7.2 All documentation shall be delivered under cover of a transmittal letter and shipped to STDC via common carrier to the addressee listed in Article 21.1.

3.8      INSPECTIONS

3.8.1 LITTON AMECOM will provide and maintain an inspection system consistent with standard LITTON AMECOM practices and procedures covering goods and services under this contract and will tender only goods that have been inspected and found to conform to this contract's requirements. LITTON AMECOM will keep records evidencing inspections and their results and will make these records available to STDC during contract performance and for two (2) years after final payment.

3.8.2 All goods to be delivered hereunder will be subject to inspections, examinations and the witnessing of final acceptance tests, during the period of performance at LITTON AMECOM's facility, by STDC and NRL. They will perform inspections and examinations in a manner that will not unduly delay the work. Any delay due to such inspection and examination activities shall be added day for day to the delivery dates in the contract. LITTON AMECOM shall be entitled to recover any reasonable additional costs incurred as a result of such delay.

3.8.3 If STDC performs an inspection or an examination on the premises of LITTON AMECOM, LITTON AMECOM will furnish, and require its subcontractor to furnish, without additional charge, all reasonable facilities and assistance for the safe and convenient performance of these duties.

3.8.4 LITTON AMECOM shall provide ten (10) calendar days notice prior to the start of the scheduled final acceptance tests. LITTON AMECOM may limit access with respect to areas exposing LITTON AMECOM's proprietary processes or Government contract work. STDC shall comply will all safety regulations and shall take all precautions required and necessary to prevent the occurrence of any injury to persons or property during such inspection at LITTON AMECOM's facility.

3.9      QUALITY CONTROL

LITTON AMECOM will provide and maintain a quality control system for the goods and services purchased under this contract, and LITTON AMECOM will permit STDC and NRL to review all necessary procedures, practices, processes, and related documents as reasonably requested. The prevailing Quality Control Standard is ISO 9001.

--------------------------------------------------------------------------------
4.    TYPE OF CONTRACT
--------------------------------------------------------------------------------
LITTON AMECOM shall perform the services and deliver the items set forth in this Contract for CLINs 1, 2, 3, 4, and 5 at the agreed upon firm fixed price of

$3,896,914.00. Any delivery orders placed under CLIN 6 shall be performed in accordance with the labor rate of $91 per hour stated in Article 3 above. STDC is under no obligation to place any orders under CLIN 6.

--------------------------------------------------------------------------------
5.   EFFECTIVE DATE
--------------------------------------------------------------------------------

5.1 This contract shall become effective and binding upon the parties upon the last signature date of this Contract. This effective date shall be used when determining the completion dates set forth in the Project Schedule which may be expressed in terms of "Months After Contract,
         (MAC)" or "Days After Contract, (DAC)" unless a specific date is given. (i.e., January 15, 1999.)

5.2 LITTON AMECOM's obligation to perform shall commence upon signature of the Contract by both parties.

--------------------------------------------------------------------------------
6.   SHIPPING AND DELIVERY
--------------------------------------------------------------------------------

     ---------------------------------------------------------------------------
       CLIN    Qty       Product Description                     Delivery Date
      -----  ------   ---------------------------------------  --------------------------------
        1                Non-recurring Engineering
      -----  ------   ---------------------------------------  --------------------------------
        2      1         Thermal Vacuum Test conducted at NRL    21 September 1999
      -----  ------   ---------------------------------------  --------------------------------
        3      1         Brassboard Single String                01 April 1999
      -----  ------   ---------------------------------------  --------------------------------
        4      1         Flight Unit                             30 September 1999
      -----  ------   ---------------------------------------  --------------------------------
        5      NA        Technical Data for CLINs 1-4            As per individual entry
                                                                 on Data Requirements
                                                                 List
      -----  ------   ---------------------------------------  --------------------------------
       6       NA        Technical Support                       As stated per individual
                                                                 Delivery Order
      -----------------------------------------------------------------------------------------

6.1 Shipping Instructions are as stated in the Attachment A Specification and Attachment B Statement of Work and paragraphs 6.1.1, 6.1.2, and
         6.1.3 below:

6.1.1 All goods are to be packed and packaged for protection in accordance with best commercial practices and in such a manner so as to protect from damage and deterioration in transit by road, rail or air. LITTON AMECOM will be held responsible for all damages due to improper packing, except for improper handling of the container such as to cause damage to the contents if it is determined that the packaging was not at fault.

6.1.2 Insurance. LITTON AMECOM will arrange, but STDC shall pay for, the adequate replacement value insuring of all hardware shipments.

6.1.3 LITTON AMECOM shall provide ten (10) working days notification prior to the expected date of shipment to the STDC in order to make the necessary arrangements for transportation from the LITTON AMECOM's facility.

6.2 LITTON AMECOM will adhere to the delivery and completion schedules specified in this contract. If, at any time, LITTON AMECOM believes it may be unable to comply with the delivery or completion schedules, LITTON AMECOM will immediately notify STDC in writing of the probable length of any anticipated delay and the reasons for it, and will provide STDC with a written recovery schedule. LITTON AMECOM will continue to notify STDC of any material change in the situation. Title and risk of loss in the deliverable hardware shall pass to STDC at the time of delivery of the hardware delivered by LITTON AMECOM to STDC at NRL in Washington D.C. Acceptance is not conclusive as to latent defects, fraud, or gross mistakes amounting to fraud. Failure by LITTON AMECOM to meet the required delivery schedule for any item as stated in this contract is cause for STDC to seek an equitable adjustment in price to the contract.

6.3     The shipping address for all deliverable hardware and software shall be:

         Receiving Officer
         Naval Research Laboratory
         455 Overlook Avenue
         Building 49
         Washington, D.C. 20375-5320
         ATTN:             Thomas Wilson, Code 8030
         Telephone:        202-767-0794


         Deliverable data items shall be shipped to STDC at the following address:

         Space Technology Development Corporation
         100 North Pitt Street, Suite 403
         Alexandria, VA 22314
         ATTN:             Nora Rumpf
         Telephone:        703-518-4448

6.3 Final/Formal Acceptance of hardware will take place at the time of shipment in accordance with the approved Acceptance Test Plan. This shall be done at LITTON AMECOM by letter from STDC that will include the following information: the contract and CLIN number, quantity, assembly part number and description. This letter will also include a statement that the acceptance of the listed items has been made by an authorized representative of STDC and the delivered goods conform to the contract, except as noted therein, or in supporting documents.

--------------------------------------------------------------------------------
7.   FORCE MAJEURE
--------------------------------------------------------------------------------

7.1 LITTON AMECOM shall not be liable for delay or damages if prevented from fulfilling its obligations by reason of force majeure causes, including but not limited to acts of war, (whether declared or undeclared) insurrection, terrorism, or acts of hostilities (such as invasion, bombing, etc.), lockouts, strikes, riots, fires, earthquakes, acts of God, unusually severe weather, any Government restrictions covering the distribution or transport of components, parts or raw materials necessary for the completion of the equipment (which includes the U.S. Government denial or cancellation of the U.S. export license for the System, if applicable), priority given to U.S. Government work that has been designated as national emergency, mobilization of technical personnel in general by reason of any cause beyond LITTON AMECOM 's control, provided that LITTON AMECOM gives notice to STDC according to paragraph 7.4 below.

7.2 The impact of Force Majeure on LITTON AMECOM 's subcontractors hereunder shall be considered to be Force Majeure on LITTON AMECOM, provided that LITTON AMECOM gives notice to STDC according to paragraph 7.4 below.

7.3 LITTON AMECOM's performance shall be extended by a reasonable period of time corresponding to the delay caused by the Force Majeure and price may be adjusted based on agreement of the parties.

7.4 LITTON AMECOM shall inform STDC in writing within 45 days after a fact or event has been recognized by LITTON AMECOM to have occurred.

--------------------------------------------------------------------------------
8.   PAYMENT
--------------------------------------------------------------------------------

8.1 STDC agrees to make milestone payments to LITTON AMECOM for work performed under this Contract in accordance with successful completion of the following:

       --------------------------------------------------------------------------------------------------
            DATE              PAYMENT         CUM                MILESTONE EVENT
                                             PAYMENT
       --------------------------------------------------------------------------------------------------
            16 June 1998     $100,000       $  100,000      System Requirements Review
       ------------------ ------------ ---------------- ------------------------------------------------
          18 August 1998     $611,333*      $  711,333      Preliminary Design Review
       ------------------ ------------- ---------------- ------------------------------------------------
           1 August 1998     $611,334       $1,322,666      Commencement of Purchase Order Placement
       ------------------ ------------- ---------------- ------------------------------------------------
        12 November 1998     $611,334*      $1,934,000      Critical Design Review
       ------------------ ------------- ---------------- ------------------------------------------------
         2 February 1999     $928,555*      $2,862,555      Technical Readiness Review
       ------------------ ------------- ---------------- ------------------------------------------------
            1 April 1999     $440,000       $3,302,555      CDH S/W Build 2 Delivery
       ------------------ ------------- ---------------- ------------------------------------------------
            1 April 1999     $146,303       $3,448,858      Delivery of Brassboards
       ------------------ ------------- ---------------- ------------------------------------------------
       30 September 1999     $398,056       $3,846,914      Delivery of Flight Unit
       ------------------ ------------- ---------------- ------------------------------------------------
          29 October1999      $50,000       $3,896,914      Hardware Sell Off at NRL
       --------------------------------------------------------------------------------------------------
        * 70% Paid for Successful Completion of Review, 30% paid for Successful Completion of Action Items


8.2 Payment shall be sent via wire transfer to LITTON AMECOM's remittance address specified herein, net 30 days upon receipt of LITTON AMECOM's invoice, unless alternative payment arrangement are put in place as agreed to by STDC and LITTON AMECOM. Remittance Address:
                  Litton Systems Inc.
                  Amecom Division
                  NationsBank
                  Dallas, TX
                  ABA:  111-000-012
                  Account Number: 375-028-8140


--------------------------------------------------------------------------------
9.   CONFORMITY TO THE SPECIFICATION
--------------------------------------------------------------------------------

9.1      Notwithstanding   anything  contained  herein  to  the  contrary,   the
         equipment required by this contract shall conform to the Specification contained in the Attachment A Specification.

9.2 Minor deviations (i.e. deviations which do not impact the form, fit functionality of the item) shall not be considered a deficiency requiring correction by LITTON AMECOM and will be accepted by STDC upon completion of the acceptance testing as set forth in the Attachment A Specification.

--------------------------------------------------------------------------------
10.  ADMINSTRATION AND ACCOUNTING PROCEDURES (GFDC)
--------------------------------------------------------------------------------

            NOTE: LITTON AMECOM agrees that the following terms and conditions, Articles 10 through 16, will flow down to them from STDC's agreement with the ONR under Agreement N00014-98-3-0001. Any change to these terms and conditions requires the concurrence and approval of the ONR who are the final authority on these matters.

10.1     Administration
         LITTON AMECOM shall implement administrative procedures, accounting procedures and financial management systems in accordance with Section 21 - Standards for Financial Management Systems - of OMB Circular A-110, "Uniform Administrative Requirements for Grants and Contracts with Institutions of Higher Learning Education, Hospitals, and Other Non-Profit Organizations," dated 93 Nov 19. For the purpose of this Contract, the term "allowable expenditures" refers only to those expenditures considered to be allowable in accordance with the Federal Acquisition Regulation Part 31, Contract Cost Principles, as regards for-profit, commercial businesses. As appropriate, the terms "contractor", "contract", and "subcontract" in the FAR provision shall be read as "Recipient", "Contract", and "subcontract", respectively. Further, the allowability of any expenditure incurred in the performance of any subaward conducted on a cost-reimbursement basis shall be subject to those Federal cost principles applicable to the particular type of organization concerned. For the purposes of this Article, any subsequent agreements between STDC and NRL for performance of work under the ONR/STDC Agreement and the ORASIS License Agreement between STDC and NRL are separate agreements from a contract, grant, cooperative agreement, or other transaction.

10.2     Accounting System
         LITTON AMECOM shall maintain an established accounting system that complies with generally accepted accounting principles, and with the requirements of this Contract. Appropriate arrangements must have been made for receiving, distributing and accounting for Federal funds. This paragraph shall not be construed as requiring LITTON AMECOM to establish any other systems extending beyond its current systems to account for costs in accordance with generally accepted accounting principles.

10.3.    Applicability
         Federal entities shall not be subject to the provisions of this Article.

10.4     Lower Tier Agreements
         LITTON AMECOM shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

--------------------------------------------------------------------------------
11.  PATENTS (GFDC)
--------------------------------------------------------------------------------

11.1     Definitions
         "Invention" means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code.

         "Subject" invention means any invention of LITTON AMECOM conceived or first actually reduced to practice in the performance of work under this Contract.

         "Made" when used in relation to any invention means the conception or first actual reduction to practice of such invention.

11.2     Allocation of Principal Rights
         LITTON  AMECOM  retains  the  entire  right,   title,  and  interest
         throughout the world to each subject invention. With respect to any subject invention in which LITTON AMECOM retains title, the Federal Government is hereby granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world. LITTON AMECOM agrees to execute or to have executed and promptly deliver to STDC a confirmatory instrument necessary to establish or confirm the license rights the Government has throughout the world in those subject inventions to which LITTON AMECOM has title.

         If LITTON AMECOM does not either promptly file a patent application or intend to protect the subject invention as a trade secret with appropriate confidentiality statements, LITTON AMECOM agrees to assign the entire right, title, and interest throughout the world to each subject invention to the Government, when requested by the Office of Naval Research through STDC. If such title is assigned to the Government, LITTON AMECOM will retain a nonexclusive royalty-free license throughout the world in the assigned subject invention. LITTON AMECOM's license extends to its domestic subsidiary and affiliates, if any, within the corporate structure of which LITTON AMECOM is a party and includes the right to grant sublicenses of the same scope to the extent LITTON AMECOM was legally obligated to do so at the time the Contract was awarded. The license is transferable only with the approval of STDC and the Office of Naval Research except when transferred to the successor of that part of LITTON AMECOM's business to which the invention pertains.

11.3     Invention Disclosure
         LITTON AMECOM will identify each subject invention, the inventor(s), and this Contract under which the invention was made to STDC within two months after the inventor discloses the subject invention in writing to recipient personnel responsible for patent matters.

         LITTON AMECOM agrees to include, within the specification of any United States patent applications and any patent issuing thereon covering a subject invention, the following statement, "This invention was made with Government support under STDC/ONR Agreement N00014-98-3-0001 awarded by the Office of Naval Research. The Government has license rights in the invention."

11.4     Subcontracts
         LITTON AMECOM will include this Article "PATENTS", suitably modified to identify the parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier, for experimental, developmental or research work. Subject to the Government obtaining the license rights in a subject invention provided by this clause, LITTON AMECOM and the subcontractor may mutually agree to the allocation of title and license rights to the subject invention. The provisions of this article shall not apply to agreements with federal entities.

11.5     Preference for United States Industry
         LITTON AMECOM agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject inventions in the United States unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by STDC and the Office of Naval Research upon a showing by LITTON AMECOM or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

11.6 LITTON AMECOM shall include this provision, suitably modified to identify the parties, in all subcontracts or lower tier agreements, regardless of tier.

--------------------------------------------------------------------------------
12.  FOREIGN ACCESS TO TECHNOLOGY (GFDC)
--------------------------------------------------------------------------------

Note: This Article shall remain in effect during the term of the Contract and for two (2) years after completion.

12.1     Definitions
         " Foreign Firm or Institution" means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Contract, any agency or instrumentality of a foreign Government; and firms, institutions or business organizations that are owned or substantially controlled by foreign Governments, firms, institutions, or individuals.

         "Know-How" means all information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, Specification, devices, apparatus and machines.

         "Technology" means discoveries, innovations, know-how and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, maskworks, and copyrights developed under this Contract.

12.2     General
         The Parties agree that research findings and technology developments in NEMO technology may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Contract by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulation (22 CFR Part 121 et seq.), the DoD Industrial Security Regulation (DoD 5220.22-R) and the Department of Commerce Export Regulation (15 CFR Part 770 et seq.)

12.3 Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions

12.3.1 In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs 2, 3, and 4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:
                  (a) sales of products, images or components, or
                  (b) licenses of software  or  documentation  related to
                      sales of  products  or  components,  or
                  (c) transfer to foreign  subsidiaries of LITTON AMECOM
                      participants for purposes related to this Contract, or
                  (d) transfer  which  provides  access to Technology to a
                      Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Contract provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Contract.

12.3.2 LITTON AMECOM shall provide timely notice to the Government of any proposed transfers from LITTON AMECOM of Technology developed with Government funding under this Contract to Foreign Firms or Institutions. If the Government determines that the transfer may have adverse consequences to the national security interests of the United States, LITTON AMECOM, its vendors, and the Government shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to LITTON AMECOM.

12.3.3 In any event, LITTON AMECOM shall provide written notice to STDC who will notify the ONR Agreement Technical Manager and Grants Officer of any proposed transfer to a foreign firm or institution at least sixty
         (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of STDC's written notification, the Grants Officer shall advise STDC whether it consents to the proposed transfer and STDC will then notify LITTON AMECOM of the Government's decision. In cases where the Government does not concur or sixty (60) calendar days after receipt and the Government provides no decision, LITTON AMECOM may utilize normal Claims, Disputes, and Appeals procedures. No transfer shall take place until a decision is rendered.

12.3.4 Except as provided in subparagraph 1 above and in the event the transfer of Technology to Foreign Firms or Institutions is approved by the Government, LITTON AMECOM shall (a) refund to the Government funds paid for the development of the Technology and (b) negotiate a license with the Government to the Technology under terms that are reasonable under the circumstances.

12.4     Lower Tier Agreements
         LITTON AMECOM shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier, for experimental, developmental, or research work.

--------------------------------------------------------------------------------
13.  LIABILITY (GFDC)
--------------------------------------------------------------------------------

13.1     Hold Harmless
         LITTON AMECOM agrees to indemnify and hold harmless and defend STDC, the Government and its employees and agents, against any liability or loss for any claim made by an employee or agent of LITTON AMECOM, or persons claiming through them, for death, injury, loss or damage to their person or property arising in connection with this contract, except to the extent that such death, injury, loss or damage arises for the negligence of STDC, the Government or its employees."

13.2     Other Liability
         Neither the Government nor STDC, shall be liable to LITTON AMECOM or the other parties identified herein, whether directly, or by way of contribution or indemnity for any claim made by any person or other entity for personal injury or death, or for property damage or loss, arising in any way from this Contract, including, but not limited to, the later use, sale or other disposition of research and technical developments, whether contributed by either parties, pursuant to this Contract, except as provided under the Federal Tort Claims Act (28 U.S.C. 2671 et seq.) or other Federal law where sovereign immunity has been waived. LITTON AMECOM shall indemnify STDC and the Government against all such claims or proceedings and shall hold the Government harmless for any resulting liabilities and lawsuits provided LITTON AMECOM is reasonably notified of such claims and proceedings.

13.3     Infringement
         LITTON AMECOM agrees not to hold the U.S. Government or STDC responsible for any and all patent infringement cases arising out of the performance of LITTON AMECOM under this Contract. In addition, LITTON AMECOM shall indemnify the Government and STDC against all claims and proceedings for actual or alleged direct or contributory infringement of, or inducement to infringe, any US patent, trademark, or copyright arising out of the performance of LITTON AMECOM under this Contract and LITTON AMECOM shall hold the Government and STDC harmless from any resulting liabilities and losses provided LITTON AMECOM is reasonably notified of such claims and proceedings.

13.4     Environmental Liability
         LITTON AMECOM is solely responsible for achieving compliance with all environmental laws, including the preparation and submission of all licenses and permit applications required under Federal, State, or local laws or regulations. LITTON AMECOM shall not name STDC, the United States, the Department of the Navy (DON), or any other Government agency, instrumentality or employee as an owner, operator or in any other capacity on any license or permit application required under environmental laws unless written consent is first obtained from an authorized agent of the Federal agency or instrumentality to be named. LITTON AMECOM shall not accept issuance of any permit or license which purports to impose upon the United States, DON, or any Government agency, instrumentality or employee any obligation or liability for any operations or activities covered by such permit or license except upon prior written consent from an authorized agent of the Federal agency or instrumentality to be named. LITTON AMECOM agrees to hold harmless, indemnify and defend STDC, the United States, DON, and employees and instrumentalities thereof from and against any and all liability, cost, claims, fines, penalties and suits of any kind for injury to or death of any persons and for loss or damage to any property, including natural resources, occurring in connection with, or in any way incident to the release of any contaminant, or any noncompliance with any Federal, State, or local laws or regulations. This responsibility to hold harmless, indemnify, and defend the United States and STDC, shall exist even if the release or noncompliance is discovered after the date this Contract expires.

13.5     Lower Tier Agreements
         LITTON AMECOM shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.


--------------------------------------------------------------------------------
14.  SECURITY (GFDC)
--------------------------------------------------------------------------------

14.1 LITTON AMECOM's personnel will not have access to classified United States Government information under this Contract. If security restrictions should happen to apply to certain aspects of the ONR/STDC Agreement, the Grants Officer will inform STDC and STDC will inform LITTON AMECOM. LITTON AMECOM shall promptly notify STDC and STDC will inform ONR if information is developed which might, if disclosed, affect the national security adversely. Written concurrence from the Grants Officer must be obtained prior to disclosure of such information. Do not discuss the information over the telephone.

14.2 The parties agree to confer and consult with each other prior to publication or other public disclosure of the results of work under this Contract to ensure that no classified, proprietary information, military critical technology or other controlled information is released. Prior to submitting a manuscript for publication or before any other public disclosure, each party will offer the other party ample opportunity to review such proposed publication or disclosure, to submit objections, and to file applications for patents in a timely manner.

14.3 Controlled Information. The parties understand that information and materials provided pursuant to or resulting from this Contract may be export controlled, classified, or unclassified sensitive and protected by law, executive order or regulation. Each party is responsible for compliance with all applicable laws and regulations. Nothing in this Contract shall be construed to permit any disclosure in violation of those restrictions.

14.4 Lower Tier Agreements. LITTON AMECOM shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

--------------------------------------------------------------------------------
15.  REPORTING REQUIREMENTS (GFDC)
--------------------------------------------------------------------------------

15.1     LITTON AMECOM shall submit reports to STDC as set forth below.

15.2 All reports and correspondence submitted under this Contract shall include the Contract Number and be addressed as follows:

                  Space Technology Development Corporation
                  100 North Pitt Street, Suite 403
                  Alexandria, VA  22314
                  Attention: Nora Rumpf

15.3 Lower Tier Agreements. LITTON AMECOM shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

15.4     Financial Reporting
15.4.1 Audit Reports -- LITTON AMECOM shall ensure that if an independent auditor is used for this Contract, copies of any audits conducted shall be provided to the Government. At a minimum, a certified statement from the independent auditor shall evidence that LITTON AMECOM has/has not complied with all requirements of this Contract.

         The parties agree that Litton is not required to invest company funds in the NEMO Spacecraft Controller. However, if and when Litton's actual costs exceed the contract value, Litton will voluntarily provide this information to STDC in its regular progress reporting, no less frequently than quarterly within four (4) weeks of the end of the calendar quarter. STDC will use Litton's information to support its obligations for industrial contribution to the ONR under the OT.

15.5 Invention Reports -- In accordance with Article 3 LITTON AMECOM shall file annual Invention (Patent) Reports as of the close of the fiscal year and at the end of the term for this Contract. Annual reports are due 60 days after the close of the Government Fiscal Year and final reports are due 6 months after the expiration of the final research period. LITTON AMECOM shall use DD Form 882, Report of Inventions and Subcontracts, to file an inventions report. Negative reports are also required.

15.6 Benefits Reports -- LITTON AMECOM shall provide STDC with an annual benefits report for work funded hereunder. The report shall address, in quantifiable terms, the commercial, Governmental, and intangible benefits resulting from Contract funding. The parties agree to informally coordinate content and format for this report in advance of final submittal to assure a satisfactory report. The report is to be submitted at the end of each Government Fiscal Year.

15.7     Annual and Final  Reporting  of Federally  Owned  Equipment -- (Article
         15.7 will be applicable if and only if federally owned property is used by LITTON AMECOM in performance of this contract. LITTON AMECOM has no such property at time of contract award, and therefor no report will be required unless and until federally owned property is provided to LITTON AMECOM.) LITTON AMECOM shall annually submit an inventory of federally owned property in their custody, which was acquired or used under this Contract, to STDC and to any identified property administrator. A final inventory of all capital equipment acquired with federal funds and all federally owned property is due by the Contract expiration date. It is to be submitted to STDC for purposes of Contract closeout and final property disposition and records reconciliation.

15.8 Final Report -- LITTON AMECOM shall submit or otherwise provide a Final Report making full disclosure of all major developments by LITTON AMECOM upon completion of the Contract or within sixty (60) days of termination of the Contract. With the approval of STDC and the Agreement Technical Manager, reprints of published articles may be attached to the Final Report.

         The Final Report shall be marked with a distribution statement to denote the extent of its availability for distribution, release, and disclosure without additional approvals or authorizations.

15.9 Studies -- LITTON AMECOM may be requested to participate in Dual Use Application Program (DUAP) assessment studies. These studies will be conducted by DoD to evaluate the success of DUAP in achieving its goals. Studies will likely include occasional questionnaires and interviews to determine military usefulness, commercial viability, and other characteristics of projects and technologies funded by DUAP. The studies may be conducted during the performance period of the ONR/STDC Agreement and up to five (5) years after the close of the performance period.


--------------------------------------------------------------------------------
16.  DATA RIGHTS (GFDC)
--------------------------------------------------------------------------------

Rights in Technical Data (including Computer Software)

16.1      Definitions

16.1.1 "Government purpose" means any activity in which the United States Government is a party, including cooperative agreements with international or multi-national defense organizations, or sales or transfers by the United States Government to foreign governments or non-commercial international organizations for distribution only within such foreign governments and organizations. Government purposes include competitive procurement, but do not include the rights to use, modify, reproduce, release, perform, display, or disclose technical data for commercial purposes or authorize others to do so.

16.1.2 "Government purpose rights" means the rights to use, modify, reproduce, release, perform, display, or disclose technical data within the Government without restriction; and release or disclose technical data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for a Government purpose.

16.1.3 "Imagery Data" means subject technical data generated as a result of the imaging operations of a spacecraft after it is on orbit.

16.1.4 "Non-imagery data" means all subject technical data that is not imagery data.

16.1.5 "Non-subject technical data" means all technical data produced outside of this Agreement.

16.1.6 "Subject technical data" means all technical data first produced in the performance of work under this Agreement.

16.1.7 "Technical data" means recorded information, regardless of the form or method of the recording, of a scientific or technical nature (including all forms of computer software, programs and documentation). The term does not include computer software or data incidental to contract administration, such as financial or management information. Technical data is divided into subject technical data and non-subject technical data. Subject technical data is further divided into imagery data and non-imagery data.

16.1.8 "Agreement Purpose Rights" means the rights to use, modify, reproduce, release, perform, display, or disclose technical data within the
         Government for the purpose of executing the NEMO program; and to release or disclose technical data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for the Agreement purpose only, provided that LITTON AMECOM's written permission to release the data outside the Government has been granted.

16.1.9 "NEMO Program" means the first and only satellite built under the Other Transaction. This satellite mission duration is planned to be 3 years from launch, but may operate for 5 years or more. The NEMO program is all activities leading up to launch and satellite ground operations throughout the mission not to exceed five (5) years from launch.

16.2     Government Rights in Subject Technical Data and Copyright

16.2.1 The Government shall have government purpose rights in non-imagery data.

16.2.2 Copyright license. LITTON AMECOM grants a nonexclusive, nontransferable, irrevocable, royalty-free copyright license throughout the world in the exclusive rights in copyrighted works of authorship (17 U.S.C. Section 106) prepared pursuant to this Agreement to the Government for government purposes.

16.3     Government Rights in Non-Subject Technical Data

         The Government shall have agreement purpose rights in non-subject technical data that is furnished under this Agreement; provided that the Government does not have greater rights in the non-subject technical data from other contracts, grants, or agreements.

16.4     LITTON AMECOM Rights in Technical Data and Copyright

16.4.1 LITTON AMECOM shall be the owner of copyright in works of authorship prepared under this agreement that may be copyrighted under Title 118, U.S. Code.

16.4.2 All rights not granted to the Government or STDC in technical data, whether subject data or non-subject data, are retained by LITTON AMECOM.

16.5     STDC Rights in Subject Technical Data

         LITTON AMECOM shall grant to STDC unlimited rights in subject technical data first developed under this contract and not developed at Litton private expense. Notwithstanding the rights hereby granted to STDC under this provision, LITTON AMECOM will retain ownership of all subject technical data.

16.6     STDC Rights in Non-Subject Technical Data

16.6.1   The  parties  agree that the  following  technical  data was or will be
         developed  at  LITTON  AMECOM  private   expense  and  is,   therefore,
         non-subject technical data:
16.6.1.1 All software source code, object code, load modules and associated computer files
16.6.1.2 All software documentation including Software Requirement Specification, ACS Users Guide, but excluding the Command telemetry documentation and Interface Control Documentation.
16.6.1.3       All hardware drawings, schematics, and parts lists.
16.6.2 With regard to the data described in 16.6.1.1, LITTON AMECOM agrees to convey this data to STDC, granting STDC the right to modify any code solely for the purpose of correcting any LITTON AMECOM created defect And/or use the software to run on STDC System Hardware delivered under this subcontract.

16.6.3 With regard to the data described in 16.6.1.2 and 16.6.1.3, LITTON AMECOM agrees to convey this data to STDC, granting STDC agreement purpose rights in it.

16.7     Release From Liability

         LITTON AMECOM agrees to release the Government from liability for any release or disclosure of technical data made in accordance with Article
         16.9 and to seek relief solely from the party who has improperly used, modified, reproduced, released, performed, displayed, or disclosed LITTON AMECOM data marked with restrictive legends.

16.8     Lower Tier Agreements

         Whenever any technical data is to be obtained from a subcontractor or supplier for delivery to the Government under this Agreement, LITTON AMECOM shall use this same article in the subcontract or other contractual instrument, and require its subcontractors or suppliers to do so, without alteration, except to identify the parties.

16.9     Use and Non-Disclosure Agreement

         The Government shall not release or disclose technical data outside the Government in which it has agreement purpose rights unless LITTON AMECOM has given permission and the intended recipient has signed a non-disclosure agreement with LITTON AMECOM.

16.9.1 The original of the Use and Non-Disclosure Agreement is to be provided to LITTON AMECOM at:

         LITTON Systems, Inc.
         AMECOM Division
         5115 Calvert Road
         College Park, MD  29740

16.9.2 A copy of the Use and Non-Disclosure Agreement is to be provided to the Government at:

         Associate Counsel (Intellectual Property)
         Attn: ONR/OOCC
         Ballston Tower One
         800 North Quincy Street
         Arlington VA 22217-5660

16.10    Markings

16.10.1 LITTON AMECOM may only assert restrictions on the Government's rights in the technical data to be delivered under this contract by marking the deliverable data or software subject to restriction.

16.10.2 LITTON AMECOM shall conspicuously and legibly mark the appropriate legend on all technical data and computer software that qualify for such markings. The legend shall be place on the transmittal document or storage container and, for printed material, each page of the printed material containing technical data for which restrictions are asserted. Notwithstanding the requirement that each page of printed material be marked, copyright notices may be placed on the data in accordance with applicable U.S. copyright laws.

16.10.3  The following legends shall be used:

16.10.3.1         (Beginning of Legend)

                  AGREEMENT PURPOSE RIGHTS

                  Contract Number
                  Contractor Name
                  Contractor Address

                  The Government's rights to use, modify, reproduce, release, perform, display, or disclose these technical data are restricted by the Data Rights clause in the above contract to use in executing the NEMO program as defined in N00014-98-3-0001, Article 8, and STDC-NEMO-98-0009, Article
                  16. Any reproduction of technical data or portions thereof marked with this legend must also reproduce the markings.

                  (End of Legend)


16.10.3.2         (Beginning of Legend)

                  GOVERNMENT PURPOSE RIGHTS

                  Contract Number
                  Contractor Name
                  Contractor Address

                  The Government's rights to use, modify, reproduce, release, perform, display, or disclose these technical data are restricted by the Data Rights clause in the above contract to government purposes as defined in N00014-98-3-0001, Article 8, and STDC-NEMO-98-0009, Article 16. Any reproduction of technical data or portions thereof marked with this legend must also reproduce the markings.

--------------------------------------------------------------------------------
17.  WARRANTY
--------------------------------------------------------------------------------

17.1 LITTON AMECOM warrants that all goods furnished under this contract will be free from defects in material and workmanship, will conform with all requirements of this contract and will be free from defects in design as performed by Litton. Any goods corrected will be covered by this warranty.

17.2 If LITTON AMECOM breaches this warranty, STDC may, at no increase in contract price, require LITTON AMECOM to promptly repair or replace, at LITTON AMECOM's election, defective or non-conforming goods.

17.3 The period of Warranty shall be a period of twenty-four (24) months from the date on which the hardware has been delivered and accepted provided final acceptance is at LITTON AMECOM at the time of shipment. Otherwise warranty will be for a period of 24 months after delivery. Any warranty claim must be made within this specified time period.

--------------------------------------------------------------------------------
18.  LIMIATION OF LIABILITY
--------------------------------------------------------------------------------

18.1 STDC agrees that LITTON AMECOM's total liability to STDC and all liabilities arising out of or related to this contract, from any cause or causes, and regardless of the legal theory, including breach of contract, warranty, negligence, strict liability, or statutory liability, shall not, in the aggregate, exceed the amounts paid to LITTON AMECOM under the Contract, or under the specific delivery order at issue, whichever is less.

18.2 In no event shall either LITTON AMECOM or STDC be liable to the other for any special, indirect, incidental or economic (including, but not limited to lost profits and lost business opportunity) damages, regardless of the legal theory under which such damages are sought, and even if the parties have been advised of the possibility of such damages.

18.3 Any claim by STDC against LITTON AMECOM relating to this contract, other than in warranty, must be made in writing and presented to LITTON AMECOM within one year after the earlier of: (1) the date on which
         STDC accepts the deliverable at issue; or (2) the date on which LITTON AMECOM completes performance of the services specified in this contract.

--------------------------------------------------------------------------------
19.  RESOLUTION OF DISPUTES AND CHOICE OF LAW
--------------------------------------------------------------------------------

19.1 This Contract shall be governed by and construed under the laws of the Commonwealth of Virginia without regard to those laws relating to conflict of laws.

19.2 Should any disputes or differences of any kind arise between STDC and LITTON AMECOM, in connection with/or arising out of this Contract, or the performance hereunder, these will be settled by mutual agreement which after having been written and signed by both parties will become final and binding upon both Parties.

19.3 If no binding agreement can be reached, then STDC and LITTON AMECOM will have the right to proceed according to the Rules of the American Arbitration Association ("AAA") for arbitration in the Commonwealth of Virginia, United States of America before a panel of three arbitrators, to obtain a decision which will be final, binding and irrevocable upon both STDC and LITTON AMECOM and not subject to any direct or indirect legal means.

19.4 Each party shall appoint one member of the arbitration panel and these two members shall appoint the third member. The three Arbitrators appointed by the said rules will have full power to review all the data they consider necessary for deciding upon the dispute.

19.5 The judgment rendered by the Arbitrator(s) upon the award may be entered in any court having jurisdiction for the purposes of obtaining an order of enforcement or judicial acceptance of the award, as the case may be. STDC and LITTON AMECOM hereby waive any immunity, sovereign or otherwise, that it would otherwise have to such jurisdiction and agree that their respective rights, obligations and liabilities hereunder shall be determined in the same manner and to the same extent as those of a private litigant under like circumstances.

19.6 The Arbitrator's award may include compensatory damages against either party, but under no circumstances will the Arbitrators be authorized to, nor shall they award, punitive damages or multiple damages against either party.

--------------------------------------------------------------------------------
20.  SEVERABILITY
--------------------------------------------------------------------------------

20.1 If any phrase, clause, sentence, or paragraph, or combination of same in this Contract contravenes the applicable laws of the United States or of any state or jurisdiction thereof, such phrase, clause, sentence, paragraph or combination of same shall be inoperative in such state or jurisdiction and the remainder of this Contract shall remain binding on the parties hereto. In such event the parties hereto shall perform this Contract in a manner which is both legally valid and most closely represents the intent of the phrase, clause, sentence, paragraph, or combination of same which was made inoperative.


--------------------------------------------------------------------------------
21.  NOTICES
--------------------------------------------------------------------------------

21.1 All notices, certificates, acknowledgments and other reports hereunder shall be in writing and shall be deemed properly delivered when duly mailed by certified letter to the other party at its address as follows, or to such other address as either party may by written notice, designate to the other.

         LITTON AMECOM                       Space Technology Development Corp.
         ---------------------------------- ------------------------------------
         Litton Systems Inc.                 100 North Pitt Street, Suite 403
         Amecom Division                     Alexandira, Va  22314
         5115 Calvert Road                   Attn.: Ms. Nora Rumpf
         College Park, Maryland 20740-3898
         Attn.: Paul Quattrone

21.2 All notices, requests and demands given or made under this Contract shall be in writing and shall be delivered either in person or shall be sent by facsimile or by registered air mail or equivalent with postage prepaid. Confirmation is required only when requested by the originator. Notice shall be deemed to have been given on the day when mailed or sent by facsimile, addressed to the other party.

21.3 Either party may change its address or point of contact by giving notice of such change in writing and delivered by registered air mail or other means confirmed by both parties.

--------------------------------------------------------------------------------
22.  ASSIGNMENT
--------------------------------------------------------------------------------

22.1 This Contract shall not be assigned by either party, without the prior written consent of the other, except that LITTON AMECOM, may, upon written notification to STDC, assign that portion of work which may be scheduled to be performed by LITTON AMECOM in whole or in part to a subsidiary or affiliate of LITTON AMECOM who performs work in the same industry.

--------------------------------------------------------------------------------
23.  DISCLOSURE AND PROTECTION OF INFORMATION
--------------------------------------------------------------------------------

23.1 The Parties may desire to disclose proprietary information to each other from time to time during performance of this Contract. Disclosure and use of such proprietary information shall be handled in accordance with Attachment D, Non-Disclosure Agreement.

23.2 All data provided during the course of this contract is subject to the Non-Disclosure Agreement signed by STDC and LITTON AMECOM, and shall become an Exhibit to this contract.

--------------------------------------------------------------------------------
24.  CHANGES
--------------------------------------------------------------------------------

24.1 Either party may, at any time, request a change or modification to the Specification, Statement of Work or services required under this Contract, including but not limited to increases or decrease in quantities of deliverable items, or changes to the method of shipment. Such requested changes shall not become binding until the changes have been confirmed in writing and mutually agreed upon by both parties.

24.2 LITTON AMECOM will advise STDC if a change requires a modification to the delivery schedule or change in Contract price, in which case, LITTON AMECOM shall submit a change proposal and the parties shall negotiate in good faith any equitable adjustment required to the Contract price, delivery schedule and other terms and conditions. LITTON AMECOM may make changes which do not degrade the usefulness, effectiveness, quality, performance or manufacturing process of the items, and does not adversely affect the utility of the particular equipment being changed with other equipment of the Contract and for which there is no impact on Contract price or delivery.

24.3 LITTON AMECOM shall be entitled to an equitable adjustment in the contract price and/or schedule in the event actions or inactions by STDC require LITTON AMECOM to expend additional effort to perform the work required under this Contract.

--------------------------------------------------------------------------------
25.  TERMINATION FOR CAUSE
--------------------------------------------------------------------------------

25.1 Either party may terminate this Contract in whole or in part, for cause due to an Event of Default as defined in this Clause, by giving written notice thirty (30) days in advance of the date of termination. The notice shall specify the extent to which performance of work under this Contract is terminated and the reasons therefor.

25.2 The following definitions of an "Event of Default" should be used to establish the criteria under which a termination for cause becomes a fair and reasonable action to mitigate damage.

               (i) LITTON AMECOM (1) fails to materially perform in accordance with the terms of this Contract, which is not remedied within 30 days after actual receipt of written notice thereof or (2) commits a default in violation of this Contract which is not remedied within thirty (30) days after actual receipt of written notice thereof, or (3) becomes insolvent or has a bankruptcy petition filed against it which petition it is unable to have dismissed within sixty
                    (60) days of such filing, or (4) executes an assignment of a majority or more of its assets for the benefit of creditors, or (5) has a receiver appointed for any reason.

                           Or:

               (ii) STDC (1) fails to materially perform those actions detailed in the Attachment A, Statement of Work, which are necessary to allow LITTON AMECOM to perform its obligations under this Contract, or (2) fails to make payment when due as provided for in this Contract, or (3) commits a default In violation of this Contract which is not remedied within thirty (30) days after actual receipt of written notice thereof, or (4) either STDC or its partners becomes insolvent or have a bankruptcy petition filed against either which petition neither STDC or its partners are able to have dismissed within sixty (60) days of such filing, or (5) has a receiver appointed for any reason.

--------------------------------------------------------------------------------
26.  TERMINATION FOR CONVENIENCE
--------------------------------------------------------------------------------

 26.1 It is mutually agreed that STDC shall not terminate this Contract for its convenience, in whole or in part, unless the Other Transaction has been correspondingly terminated for convenience by the Government. Any such termination of the Contract, in whole or in part, shall parallel the Government's whole or partial termination for convenience of the Other Transaction. In the event of a Termination for Convenience, Litton will be entitled to an equitable relief as enumerated by the submission of a termination proposal consistent with the guidelines established under FAR 52-249-2. In the event, however, the Other Transaction is extended, reorganized, restructured or placed under another Government contract or subcontract, to be performed by STDC or successor in interest, so that the work to be performed by LITTON AMECOM is nevertheless required by the Government although in an extended, reorganized or restructured form, LITTON AMECOM shall continue to participate in such performance and the parties shall negotiate in good faith to arrive at mutually acceptable price, schedule, terms and conditions.

--------------------------------------------------------------------------------
27.  MODIFICATIONS
--------------------------------------------------------------------------------

27.1 No modification, amendment, supplement to or waiver of this Contract shall be binding upon the parties unless made in writing and signed by duly authorized representatives of both parties.

--------------------------------------------------------------------------------
28.  WAVIER
--------------------------------------------------------------------------------

28.1 No covenant, term, or condition of this Contract may be waived except by written consent of the party against who the waiver is claimed and the waiver of any other term, covenant or condition of this Contract shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition of this Contract.

--------------------------------------------------------------------------------
29.  NEW RELEASES
--------------------------------------------------------------------------------

29.1 Any news release, public announcement, advertisement or publicity released by either party concerning this Agreement, any proposals, any resulting contracts, or any subcontracts to be carried out hereunder will be subject to prior approval of the other party which approval shall not unreasonably be withheld, except that this Contract and the terms thereof may be made known to the U.S. Government. Any such publicity shall give due credit to the contribution of each party.

--------------------------------------------------------------------------------
30.  INCORPORATION BY REFERENCE
--------------------------------------------------------------------------------

30.1 The following attachments referred to herein and attached hereto are hereby incorporated by reference and made an integral part of this
         Contract:

         Attachment A          Specification
         Attachment B          Statement of Work
         Attachment C          LITTON AMECOM - Key Personnel
         Attachment D          Non-Disclosure Agreement

--------------------------------------------------------------------------------
31.  GOVERNING LAW
--------------------------------------------------------------------------------

31.1 This Contract shall be enforced and interpreted under the laws of the Commonwealth of Virginia, exclusive of the conflict of laws rules thereof.

--------------------------------------------------------------------------------
32.  ENTIRE AGREEMENT AND ORDER OF PRECEDENCE (CLINs 1,2,3,4,5,
     and Opion CLIN 6)
--------------------------------------------------------------------------------

32.1 This document sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all prior discussions and letter contracts between them, and neither of the parties shall be bound by any conditions, definitions, warranties, or representations with respect to any of the terms or conditions hereof other than as expressly provided herein or as duly set forth on or subsequent to the effective date of this Contract duly signed by the party to be bound thereby by a duly authorized officer or representative of such party.

32.2 The following documents are listed in descending order of precedence and this order of precedence shall apply should there be any conflict in terms of performance under this Contract:

         1) Contract Terms and Conditions contained herein (Articles 1 through 32.)
         2)    The Specification (Attachment A)
         3)    The Statement of Work (Attachment B)
         4) Other attachments, documents, and standards referenced in this Contract.

32.3     Delivery  Orders  placed  under  CLIN  6  are  considered   stand-alone
         contracts and are subject to the order of  precedence  clause stated at
         Article 3.4.

32.4 This document has been prepared jointly by the parties. Any ambiguity that may be discovered in this Contract shall not be summarily determined to the benefit of any one particular party.

IN WITNESS WHEREOF, the parties have caused this Contract to be duly signed and executed in duplicate originals by its duly authorized representative.


LITTON SYSTEMS, INC.                         SPACE TECHNOLOGY
AMECOM DIVISION                              DEVELOPMENT CORPORATION


/S/ JOHN C. DONAHUE                           /S/ LENORE M RUMPF
-------------------------------              ---------------------------------
Signature                                    Signature


John C. Donahue                              Lenore M. Rumpf
Vice-President                               Contracts Administration
Name and Title:                              Name and Title:

Date: October 29, 1998                       Date: October 29, 1998